Exhibit 10.21

Summary of Oral Agreement for Payment of Services

between Adolor Corporation

and

its Board of Directors

effective as of May 2008

Adolor Corporation (the “Company”) compensates its non-employee directors through a mix of base cash compensation and stock option grants. The elements of the non-employee directors’ compensation are as follows:

Cash Compensation:
• Board Service Annual Retainer ($15,000 cash, paid quarterly; $5,000 in Company common stock)	$20,000

• Per Meeting Fees	$2,000/	mtg.

• Committee Service Fees
- Audit Committee Chair Annual Retainer ($2,500 cash, paid quarterly; $4,000 in Company common stock)	$6,500
- Compensation and Governance Committee Chair Annual Retainers (paid in Company common stock)	$2,500
- Committee Chair Member Retainer (paid in cash, quarterly)	$2,500

• Chairman of the Board Annual Retainer (paid in Company common stock)	$13,500

Options:
• Initial Grant (upon first election or appointment to Board)	25,000	shares
• Annual Grant (upon the date of the Annual Meeting)	20,000	shares

Under the Company’s Amended and Restated 2003 Stock-Based Incentive Compensation Plan (the “2003 Plan”), the initial grant of 25,000 stock options to a non-employee director is made at the time of the earlier to occur of such director’s appointment as a director by the Board or first election to the Board by stockholders. This initial award vests over a three-year period, with 33.3% becoming exercisable on each anniversary of the grant date. Upon the date of re-election to the Board at the Annual Meeting, a non-employee director will receive an annual grant of 20,000 stock options that vest in full on the first anniversary of the date of grant. The Board of Directors also may grant options to non-employee directors in addition to the automatic grants described above. Stock options granted to non-employee directors have a ten-year term and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.